Exhibit 4.1

CONSULTING AGREEMENT

     This is an agreement dated and effective this 31st day of July, 2003 by and between JUAN CAMPO of 321 York Rd. 2nd Floor Towson, MD 21204 (hereinafter referred to as The Consultant), and REGI U.S., Inc. (RGUS) (hereinafter referred to as The Client).

Recitals

      I. The Client desires to obtain consulting services from The Consultant as more particularly described herein (“Scope of Services and Manner of Performance”).

     II. The Consultant is in the business of providing such consulting services and has agreed to provide the services on the terms and conditions set forth in this agreement.

     Now, therefore, in consideration of the faithful performance of the obligations set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, The Consultant and The Client hereby agree as follows.

Terms
1.

Scope of Services. The Consultant will perform financial consulting for and on behalf of The Client in relation to interactions with broker-dealers, shareholders and members of the public and will consult with and advise The Client on matters pertaining to business modeling and development and the release of press, can perform services including:

a. Phone Campaigns
b. Media submissions
c. Financial and business development consulting

2.	Manner of performance. It is intended that The Consultant will provide research on the company and distribute company material to institutions, portfolio manager, broker-dealers, financial advisers and other persons whom The Consultant determines in its sole discretion, are capable of disseminating such information to the general public. The Consultant will act upon The Client’s behalf in the investment community, with existing shareholders, and the public. It is expressly agreed and acknowledged that The Consultant will not be expected to provide investor relations services, investment advice or recommendations regarding The Client to anyone. The Consultant will focus on contracting persons, generally though conventional communications in order to familiarize them with information concerning The Client. Additionally, The Consultant shall be available for advice and counsel to the officers and directors of The Client at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time allocated by the Company, shall be determined at the sole discretion of The Company.

3.	Status of Consultant. The Consultant shall act as an independent Consultant and not as an agent or employee of The Client and The Consultant shall make no representation as an agent or employee of The Client. The Consultant shall furnish insurance and be responsible for all taxes as an independent Consultant. The Consultant shall have no authority to bind The Client or incur other obligations on behalf of The Client. Likewise, The Client shall have no authority to bind on incur obligations on behalf of The Consultant.

4.	Disclosure of Material Events. The Client agrees to promptly disclose to The Consultant those events/discoveries which are known and/or anticipated that may conceivably may have an impact on the stock, business operations, future business, or public perception of The Client, as this has material impact on the ability and effectiveness of The Consultant and service rendered.

5.	Confidentiality Agreement. In the event The Client discloses information to The Consultant that The Client considers to be secret, proprietary or non-public and so notifies The Consultant, The Consultant agrees to hold said information in confidence. Proprietary information shall be used by The Consultant only in connection with services rendered under this Agreement. Proprietary information shall not be deemed to include information under a) is in or becomes in the public domain without violation of this Agreement by The Client, or b) is rightfully received from a third entity having no obligation to The Client and without violation of this Agreement. In reciprocal, The Client agrees to hold confidential all trade secrets of and methods employed by The Consultant in fulfillment of services rendered.

6.	Indemnification. The Client agrees to indemnify and hold harmless The Consultant against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which The Consultant is willing and capable of providing services on a “Best Efforts” basis. The Consultant cannot be held liable for negative stock activity unless it can be shown that this activity comes as a direct result of willful, negligent, in appropriate and illegal representation or misrepresentation by The Consultant. The Consultant cannot and will not provide a guarantee as to anticipated stock price, performance and/or trading volume. The Consultant does intend to sell all of the stock provided as payment by The Client. Payment by The Client to The Consultant is irrevocable and irreversible.

7.	Conflict of Interest. The Consultant shall be free to perform services for other persons. The Consultant will notify The Client of its performance of consulting services for any other Client that could conflict with its obligations under this agreement.

8.	Term. Refer to Schedule A.
9.	Payment. Refer to Schedule B.
10.	Payment Instructions. Refer to Schedule C.
11.	Severability. This agreement may be dissolved at any time at the express consent of both parties. In the event any part of this agreement shall be held to be invalid by any competent court or arbitration panel, this agreement shall be interpreted as if only that part is invalid and that the parties to this agreement will continue to execute the rest of this agreement to the best of their abilities unless both parties mutually consent to the dissolution of this agreement.

     This agreement shall be interpreted accordance with laws of the State of Maryland. This agreement and attached schedules constitutes the entire contract of the parties with respect to the matters addressed herein and no modifications of this agreement shall be enforceable unless in writing signed by both The Consultant and The Client. This agreement is not assignable by either party without the consent of the other.

     In witness whereof The Consultant and The Client have caused this agreement to be executed on the date indicated in Schedule A.

REGI U.S., Inc.

Authorized person x /s/ John Robertson Title: President Date: July 31, 2003
I hereby certify that I agree to the terms of the contract above and am authorized to enter into a binding contract.

JUAN CAMPO
/s/ Juan Campo
Date 07/31/03
I hereby certify that I agree to the terms of the contract above and am authorized to enter into a binding contract.

Schedule A

Term of Commitment

The Consultant shall perform consulting services for The Client for 2 months or until the company has determined upon that agreed upon objectives have been met and the terms of commitment have been fulfilled.

Such services shall commence upon receipt of the first payment as outlined in Schedule B, to be renewed for 2 additional months subject to adjustments to the issuance of the shares based on the price of the shares 10 day average price prior to the end of the 2 month period and subject for approval by both REGI U.S. and Juan Campo.

Schedule B

  150,000 free trading shares for the 2 months consulting services
  150,000 warrants(1) exercisable @ .12 - to be exercised within 30 days
  125,000 warrants(1) exercisable @. 20 - to be exercised within 60 days
  150,000 warrants(1) exercisable @ .30 - to be exercised within 90 days subject to a renewed consulting agreement.
  125,000 warrants(1) exercisable @. 50 - to be exercised within 90 days subject to a renewed consulting agreement.

(1) with piggyback registration rights. The warrant is attached hereto as Schedule D.

Schedule C

Payment shall be made per verbal agreement.

Schedule D

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("1933 ACT"), OR ANY STATE SECURITIES LAWS AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF ITS COUNSEL OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY, IN EITHER CASE, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.

REGI U.S., INC.

Common Stock Purchase Warrant to
Purchase up to 550,000 Shares of Common Stock

This Common Stock Purchase Warrant is issued to:

JUAN CAMPO
321 York Road, 2nd Floor
Towson, MD 21204

by REGI U.S., INC., an Oregon corporation (hereinafter called the "Company", which term shall include its successors and assignors,

FOR VALUE RECEIVED and subject to the terms and conditions hereinafter set out, the registered holder of this Warrant as set forth on the books and records of the Company (the "Holder") is entitled upon surrender of this Warrant to purchase from the Company up to 550,000 fully paid and nonassessable shares of Common Stock (the "Common Stock"), at the Exercise Price (as defined below) per share.

This Warrant shall expire at the close of business on October 31, 2003.

1. (a) The right to purchase shares of Common Stock represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company at #1103 – 11871 Horseshoe Way, Richmond, BC V7A 5H5 (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), and upon completion of provision of services as set out in the Consulting Agreement between the Company and Juan Campo dated July 31, 2003. The Company agrees that the shares of Common Stock so earned shall be deemed to be issued to the Holder as the record owner of such shares of Common Stock as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares of Common Stock as aforesaid. Certificates for the shares of Common Stock so purchased shall be delivered to the Holder within a reasonable time.

(b) This Warrant may be exercised to acquire, from and after the date hereof, the number of shares of Common Stock set forth on the first page hereof (subject to adjustments described in this Warrant); provided, however, the right hereunder to purchase such shares of Common Stock shall expire at 5:00 p.m. Pacific Standard time on October 31, 2003.

2. This Warrant is being issued by the Company pursuant to the terms of the Consulting Agreement dated July 31, 2003.

3. The Company covenants and agrees that all Common Stock upon issuance against payment in full of the Exercise Price by the Holder pursuant to this Warrant will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof (except to the extent resulting from the Holder's own circumstances, actions or omissions). The Company covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will have at all times authorized, and reserved for the purpose of issue or transfer upon exercise of the rights evidenced by this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant, and will procure at its sole expense upon each such reservation of shares the listing thereof (subject to issuance or notice of issuance) on all stock exchanges on which the Common Stock is then listed or inter-dealer trading systems on which the Common Stock is then traded. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock may be listed or inter-dealer trading system on which the Common Stock is then traded. The Company will not take any action which would result in any adjustment in the number of shares of Common Stock purchasable hereunder if the total number of shares of Common Stock issuable pursuant to the terms of this Warrant after such action upon full exercise of this Warrant and, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and other rights to purchase shares of Common Stock then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company's Restated and Amended Articles of Incorporation, as then amended.

4. The exercise price of the warrants are as follows:

  150,000 warrants exercisable @ .12 - to be exercised within 30 days
  125,000 warrants exercisable @. 20 - to be exercised within 60 days
  150,000 warrants exercisable @ .30 - to be exercised within 90 days subject to a renewed consulting agreement.
  125,000 warrants exercisable @. 50 - to be exercised within 90 days subject to a renewed consulting agreement.

5. The shares of Common Stock issuable upon the exercise of this Warrant shall be registered by the Company pursuant to a Form S-8 to be filed with the Securities and Exchange Commission on or prior to August 30, 2003.

6. The terms defined in this paragraph, whenever used in this Warrant, shall, unless the context otherwise requires, have the respective meanings hereinafter specified. The term "Common Stock" shall mean and include the Company's Common Stock, authorized on the date of the original issue of this Warrant and shall also include in case of any reorganization, reclassification, consolidation, merger or sale of assets of the character referred to in Section 4 hereof, the stock, securities or assets provided for in such paragraph. The term "outstanding" when used with reference to Common Stock shall mean at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Company. The term "1933 Act" shall mean the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Securities and Exchange Commission, or any other Federal agency then administering the 1933 Act, thereunder, all as the same shall be in effect at the time.

7. This Warrant is exchangeable, upon the surrender hereby by the Holder at the office or agency of the Company, for new Warrants of like tenor representing in the aggregate the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares of Common Stock as shall be designated by the Holder at the time of such surrender. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any such new Warrants and, in the case of any such loss, theft, or destruction, upon delivery of a bond of indemnity, reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender or cancellation of this Warrant or such new Warrants, the Company will issue to the Holder a new Warrant of like tenor, in lieu of this Warrant or such new Warrants, representing the right to subscribe for and purchase the number of shares of Common Stock which may be subscribed for and purchased hereunder.

8. The Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. This Warrant shall not entitle the Holder to any voting rights or any rights as a shareholder of the Company. The rights and obligations of the Company, of the Holder, and of any holder of shares of Common Stock issuable hereunder, shall survive the exercise of this Warrant.

9. This Warrant sets forth the entire agreement of the Company and the Holder of the Common Stock issuable upon the exercise of this Warrant with respect to the rights of the Holder and the Common Stock issuable upon the exercise of this Warrant, notwithstanding the knowledge of such Holder of any other agreement or the provisions of any agreement, whether or not known to the Holder, and the Company represents that there are no agreements inconsistent with the terms hereof or which purport in any way to bind the Holder of this Warrant or the Common Stock.

10. The validity, interpretation and performance of this Warrant and each of its terms and provisions shall be governed by the laws of the State of Oregon.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer under its corporate seal and dated as of July 31, 2003.

REGI U.S., INC.

/s/ John G. Robertson

By: /s/ “ John G. Robertson”
Name: John G. Robertson
Title: President